Exhibit 77I

Eagle Series Trust (the "Registrant") commenced operations of the Investment Grade Bond Fund on March 1, 2010, which offers shares classes A, C, I, R-3 and R-5. Post-Effective Amendment number 54 to the Registrant's Registration Statement, Accession Number 0000898432-10-000246, which includes the terms of the Investment Grade Bond Fund, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N-SAR.